Exhibit 99.1

Exhibit 99.1

Company Contact:

Rick Neely

Chief Financial Officer

408-321-6756

Tessera Wins Key Ruling in Arbitration versus Amkor

- Expects Over $130M in Additional Revenue -

San Jose, Calif., Feb. 20, 2013 - Tessera Technologies, Inc. (NASDAQ: TSRA) (the "Company") announced today that the International Court of Arbitration of the International Chamber of Commerce (ICC) issued an award in favor of Tessera, Inc. in its dispute with Amkor Technology, Inc. Based on a preliminary review of the award, Tessera, Inc. now expects to receive in excess of $130 million from Amkor, in addition to the approximately $20 million Amkor paid to Tessera, Inc. in the third quarter of 2012 in connection with the current dispute.

"We help advance innovation by rewarding engineers whose inventions have been successfully implemented by commercial entities," said Bernard J. "Barney" Cassidy, president of Tessera Intellectual Property Corp. "We are grateful that the tribunal has ruled in our favor in this dispute - by doing so they have confirmed the strength of the Tessera, Inc. patent portfolio as well as the bedrock legal principle that companies should abide by their agreements."

The current arbitration, which began in 2009, marks the second time the two companies have gone to the ICC to resolve the amount of royalties owed in connection with the now-terminated patent license agreement. The first arbitration lasted three years and in 2009 resulted in an award to Tessera, Inc. of $64.1 million. The next part of the current arbitration will involve calculations by damages experts to determine the precise amount owed. Under the rules of the case and of the ICC, the parties have only a limited ability to make public disclosures about the arbitration. As such, the precise amount and timing of Amkor's payment is not available.

Tessera, Inc. will also continue to pursue additional patent damages and equitable remedies in further proceedings before the ICC, as well as in the United States District Court, based in part on the arbitration tribunal's finding that Amkor's advanced packaging technology uses Tessera, Inc.'s intellectual property.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the amount Tessera, Inc. expects to receive from Amkor and the next phases of, and the pursuit of additional damages and remedies in, the proceedings before the ICC and in the United States District Court. Material factors that may cause results to differ from the statements made include the plans or operations relating to the Company's businesses; market or industry conditions; changes in patent laws, regulation or enforcement, or other factors that might affect the Company's ability to protect or realize the value of its intellectual property; the expiration of license agreements and the cessation of related royalty income; the failure, inability or refusal of licensees to pay royalties; initiation, delays, setbacks or losses relating to the Company's intellectual property or intellectual property litigations, or invalidation or limitation of key patents; the timing and results, which are not predictable and may vary in any individual proceeding, of any ICC ruling or award, including in the Amkor arbitration; fluctuations in operating results due to the timing of new license agreements and royalties, or due to legal costs; the risk of a decline in demand for semiconductor and camera module products; failure by the industry to use technologies covered by the Company's patents; the expiration of the Company's patents; the Company's ability to successfully complete and integrate acquisitions of businesses, including the integration by DigitalOptics Corporation ("DOC") of its recently acquired camera module manufacturing facility in Zhuhai, China; the risk of loss of, or decreases in production orders from, customers of acquired businesses; financial and regulatory risks associated with the international nature of the Company's businesses; failure of the Company's products to achieve technological feasibility or profitability; failure to successfully commercialize the Company's products; changes in demand for the products of the Company's customers; limited opportunities to license technologies and sell products due to high concentration in the markets for semiconductors and related products and camera modules; the impact of competing technologies on the demand for the Company's technologies and products; failure by DOC to become a vertically integrated camera module supplier; and the reliance on a limited number of suppliers for the components used in the manufacture of DOC products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. The Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2011, and its Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2012, include more information about factors that could affect the Company's financial results. The Company assumes no obligation to update information contained in this press release. Although this release may remain available on the Company's website or elsewhere, its continued availability does not indicate that the Company is reaffirming or confirming any of the information contained herein.

About Tessera Technologies, Inc.

Tessera Technologies, Inc. is a holding company with operating subsidiaries in two segments: Intellectual Property and DigitalOptics. Our Intellectual Property segment, managed by Tessera Intellectual Property Corp., generates revenue from manufacturers and other implementers that use our technology. Our DigitalOptics business delivers innovation in imaging systems for smartphones. For more information call 1.408.321.6000 or visit www.tessera.com.

Tessera, the Tessera logo, DOC, the DOC logo, the mems|cam logo, Invensas, and the Invensas logo are trademarks or registered trademarks of affiliated companies of Tessera Technologies, Inc. in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

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